Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Thomas Smith Ogilvy PR Worldwide 909 Third Avenue New York, NY 10022

(919) 941-5206	(212) 880-5269
rkatz@icagen.com	thomas.smith@ogilvypr.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FOURTH QUARTER

AND FULL YEAR 2004 FINANCIAL RESULTS AND

REPORTS RESULTS OF PHASE Ib CLINICAL TRIAL OF ICA-69673

Research Triangle Park, NC (March 30, 2005) – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the fourth quarter and year ended December 31, 2004. For the fourth quarter of 2004, the Company reported revenues of $2.9 million and a net loss of $4.5 million. For the year ended December 31, 2004, the Company reported revenues of $6.5 million and a net loss of $16.7 million.

Richard Katz, M.D., Chief Financial Officer of Icagen, noted, “2004 was a year of significant achievements for Icagen. In addition to the completion of our Phase II study of ICA-17043 and the formation of our collaboration with McNeil, we continued to make progress across a broad range of programs, both internal and collaborative. Our initial public offering, completed in February 2005, provides sufficient capital to further strengthen our technology platform and to continue to advance our product pipeline.”

Recent Developments

•	In February 2005, the Company initiated a pivotal Phase III clinical trial of ICA-17043 for the treatment of sickle cell disease. During 2004 the Company announced the formation of a collaboration with McNeil Consumer & Specialty Pharmaceuticals Division of McNeil-PPC, Inc., a subsidiary of Johnson & Johnson, with regard to the further development and commercialization of ICA-17043. Results of the Company’s Phase II clinical trial of ICA-17043 were presented at the annual meeting of the American Society of Hematology in December 2004.

•

During the first quarter of 2005, the Company conducted a multiple dose safety, tolerability and pharmacokinetic study of ICA-69673. Results of this study did not support the continued clinical development of ICA-69673 for the chronic oral treatment of epilepsy and neuropathic pain. As a result, at this time, the Company has decided not to pursue the further clinical development of this compound. The Company is currently performing preclinical studies on other lead compounds in order to select a backup compound.

•	During 2004, Bristol-Myers Squibb Company completed a single-dose escalation study in healthy volunteers of a compound for the treatment of atrial fibrillation discovered in collaboration with the Company. Also during 2004, BMS initiated a single-dose Phase I proof-of-concept study in human subjects.

•	In March 2005, the Company announced the receipt of a milestone payment from Yamanouchi Pharmaceuticals Co., Ltd. related to the selection of a compound for the treatment of dementia, including Alzheimer’s disease, for advanced preclinical studies.

•	In January 2005, the Company announced the extension of the Company’s research collaboration with Abbott Laboratories focused on a particular ion channel target for neuropathic pain.

P. Kay Wagoner, Ph.D., CEO of Icagen, noted, “We look forward to continuing to develop our clinical and preclinical pipeline, including our pivotal Phase III trial for sickle cell disease. Although results of our Phase Ib study of ICA-69673 did not support continued clinical development of this compound for the chronic oral treatment of epilepsy and neuropathic pain, we have a broad chemistry effort in this target area and are currently selecting a backup to advance into clinical trials.”

Financials

For the fourth quarter of 2004, net loss increased to $4.5 million from $4.4 million for the fourth quarter of 2003 due primarily to higher research and development expenses and general and administrative expenses offset in part by an increase in revenues.

Revenues increased to $2.9 million in the fourth quarter of 2004 from $889,000 in the fourth quarter of 2003 due primarily to the initiation in June 2004 of the Company’s collaboration with McNeil, the achievement of a milestone payment in the Company’s collaboration with Yamanouchi and an increase in revenues recognized from the Company’s collaboration with Abbott, offset in part by a decrease in revenue associated with the completion of the research phase of the Company’s collaboration with Yamanouchi.

Research and development expenses increased to $6.2 million in the fourth quarter of 2004 from $4.4 million in the fourth quarter of 2003 due primarily to increases in expenses associated with the clinical development of ICA-17043 for the treatment of sickle cell disease and increased amortization of deferred compensation charges.

General and administrative expenses increased to $1.3 million in the fourth quarter of 2004 from $847,000 in the fourth quarter of 2003 due primarily to an increase in compensation expense related to the extension of the term of certain options issued to designees of one of the Company’s directors and an increase in pre-commercialization expenses for the sickle cell disease program, offset in part by a decrease in legal expenses.

For the twelve months ended December 31, 2004, net loss increased to $16.7 million from $14.2 million for 2003 due primarily to higher research and development expenses and general and administrative expenses offset in part by an increase in revenues.

Revenues increased to $6.5 million in 2004 from $5.5 million in 2003 due primarily to the initiation in June 2004 of the Company’s collaboration with McNeil, an increase in revenues recognized from the Company’s collaboration with Abbott and the achievement of a milestone payment in the Company’s collaboration with Yamanouchi, offset in part by a decrease in revenue associated with the successful completion of the research phase of the Company’s collaborations with Yamanouchi and Bristol-Myers Squibb, which in each case resulted in the identification of compounds for further development.

Research and development expenses increased to $20.1 million in 2004 from $17.3 million in 2003 due primarily to increases in expenses associated with the clinical development of ICA-17043 for the treatment of sickle cell disease, increased amortization of deferred compensation charges, increased salary and benefits expense and the initiation of clinical trials of ICA-69673 for the treatment of epilepsy and neuropathic pain, partially offset by a decrease in pass-through development expenses resulting from the completion of the research phase of the Yamanouchi collaboration and a decrease in patent expenses.

General and administrative expenses increased to $3.3 million in 2004 from $2.4 million in 2003 due primarily to an increase in compensation expense related to the extension of the term of certain options issued to designees of one of the Company’s directors, an increase in pre-commercialization expenses for the sickle cell disease program, an increase in amortization of deferred compensation charges, an increase in salary and benefits expense and an increase in cash compensation expense for the Company’s Board of Directors, partially offset by a decrease in legal expenses.

Icagen ended the year with $30.2 million in cash and cash equivalents. During the first quarter of 2005, the Company completed its initial public offering. Net proceeds from the offering, including partial exercise of the underwriters’ over-allotment option and after deducting underwriters’ discounts and commissions and offering expenses, were approximately $35.3 million.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

–	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

–	a compound for atrial fibrillation, which is being developed by the Company’s collaborator Bristol-Myers Squibb Company and is in Phase I clinical trials;

–	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies; and

–	a compound for dementia, including Alzheimer’s disease, which is being developed by the Company’s collaborator Yamanouchi Pharmaceutical Co., Ltd. and is undergoing advanced preclinical testing.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s Registration Statement on Form S-1, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Collaborative research and development revenues:
Research and development fees	$1,706	$825	$4,643	$5,015
Reimbursed research and development costs	1,206	64	1,851	447

Total collaborative research and development revenues	2,912	889	6,494	5,462
Operating expenses:
Research and development	6,228	4,415	20,133	17,289
General and administrative	1,284	847	3,298	2,390

Total operating expenses	7,512	5,262	23,431	19,679

Loss from operations	(4,600)	(4,373)	(16,937)	(14,217)
Other income (expense), net	109	(3)	214	47

Net loss	(4,491)	(4,376)	(16,723)	(14,170)
Gain on redemption of Series G preferred stock	—	7,719	—	7,719

Net (loss) income attributable to common stockholders	$(4,491)	$3,343	$(16,723)	$(6,451)

Basic net (loss) income per share attributable to common stockholders	$(2.77)	$2.37	$(10.61)	$(4.61)

Weighted average common shares outstanding—basic	1,623,433	1,413,455	1,575,923	1,399,190

Diluted net (loss) income per share attributable to common stockholders	$(2.77)	$0.20	$(10.61)	$(4.61)

Weighted average common shares outstanding—diluted	1,623,433	16,419,644	1,575,923	1,399,190

Pro forma basic and diluted net loss per share attributable to common stockholders assuming conversion of preferred stock			$(1.03)

Pro forma weighted average shares outstanding—basic and diluted			16,313,161

Unaudited pro forma basic and diluted net loss per share attributable to common stockholders is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding Preferred Stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. Common shares issued in the initial public offering are not included in this calculation.

The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share attributable to common stockholders (in thousands, expect share and per share data):

Year Ended December 31, 2004
(Unaudited)
Historical:
Numerator:
Net loss attributable to common stockholders	$(16,723)

Denominator:
Weighted-average common shares outstanding	1,575,923

Basic and diluted net loss per share attributable to common stockholders	$(10.61)

Pro Forma:
Numerator:
Net loss attributable to common stockholders, as reported	$(16,723)

Denominator:
Shares used above	1,575,923
Pro forma adjustments to reflect assumed conversion of Preferred Stock, on a weighted-average basis	14,737,238

Shares used to compute pro forma basic and diluted net loss per share attributable to common stockholders	16,313,161

Pro forma basic and diluted net loss per share attributable to common stockholders	$(1.03)

Icagen, Inc.

Condensed Balance Sheet

(in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$30,217	$32,434
Other current assets	3,460	1,338
Property and equipment, net	1,906	2,137
Technology licenses and related costs, net	2,506	649
Other long-term assets	48	89

Total assets	$38,137	$36,647

Liabilities and stockholders’ equity
Current liabilities	$6,671	$3,625
Deferred revenue, less current portion	13,507	—
Equipment debt financing, less current portion	732	925
Stockholders’ equity	17,227	32,097

Total liabilities and stockholders’ equity	$38,137	$36,647